Exhibit 99

HILL-ROM REPORTS THIRD QUARTER FINANCIAL RESULTS
•	Revenue of $335 million declined 8.8 percent versus prior year and was stable to last quarter
•	Adjusted earnings per fully diluted share from continuing operations were $0.25 versus $0.34 in prior year (which included $0.12 in favorable discrete tax items)
•	GAAP earnings per fully diluted share from continuing operations were $0.32 compared to $0.34 in prior year
•	Adjusted operating expenses exclusive of Liko declined $18.0 million (13.1 percent)
•	Free cash flow was $61 million, an increase of $58 million versus prior year
•	Cash position up $44 million to $128 million despite $26 million scheduled debt repayment
•	Management raises adjusted annual earnings guidance for fiscal year 2009 to $1.03 to $1.13 per fully diluted share
BATESVILLE, Ind., August 6, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal third quarter ended June 30, 2009. Revenue was $334.7 million, an 8.8 percent decrease from $366.8 million in the prior year comparable period and essentially flat to last quarter. On a constant currency basis, revenue decreased 5.7 percent. Organic revenue (excludes currency impact and Liko revenue of $14.3 million) decreased 9.6 percent. Hill-Rom net income from continuing operations was $20.2 million, or $0.32 per fully diluted share. Adjusted earnings per fully diluted share from continuing operations were $0.25, a decrease of 26.5 percent from the prior year. Prior year earnings per share included $0.12 of favorable discrete tax items. Adjustments in the current period include gains from sales of non-strategic assets offset by the refinement of the intangibles impairment charge reported last quarter, effects of severance and related expenses associated with job eliminations and other actions announced in January 2009, and Liko integration costs. There were no adjustments in the prior year quarter. Unless otherwise indicated, amounts in the current quarter include the results of Liko, acquired on October 1, 2008.

Management Comments
“Hill-Rom delivered a quarter with sales performance about where we expected, and stable with our second quarter” commented Peter H. Soderberg, president and CEO of Hill-Rom. “However, we continue to face a very conservative approach to capital spending by U.S. providers. These providers were just beginning to experience improved access to capital when the uncertainties of rapidly emerging healthcare reform struck them. In spite of this, our order trends and product trial activities are stable and quote activities continue to increase significantly. Internationally, we are seeing the weakness we anticipated in parts of Europe and in Asia; however, there are a number of countries that continue to perform well and to date have offset this weakness. Overall, we have mitigated somewhat the impact of capital spending pressures through the strategic investments we have made to diversify our business into respiratory care, bariatric and advanced wound management rental, and into health IT.”
Soderberg continued, “In spite of the softness in sales, we were particularly pleased with our operating profit and cash flow performance during the quarter. Although sales declined year over year by $32 million, pre-tax income from continuing operations as adjusted actually increased nearly two million (8.6 percent) and free cash flow increased by $58 million. Our gross margins increased 120 basis points even in the face of a mix shift towards lower margin international products and a charge related to performance issues on a discontinued product. Our operating expenses, exclusive of Liko, actually declined by $18 million or 13.1 percent thanks to the previously announced structural changes we have made, continued stringent internal cost controls and foreign exchange movements.”
Soderberg concluded, “While we cannot predict the timing of when hospitals and other providers around the world will return to more normalized capital acquisition behavior, we are using this recessionary period, and the mandate we undertook when we affected the spin some five quarters ago, to prepare the company for strong and profitable growth once demand for our products—key tools in delivering safer and more efficient healthcare—inevitably returns. Based on the strength of our earnings performance during the quarter, we are also increasing our earnings guidance for this fiscal year.”
Other third quarter revenue highlights regarding Hill-Rom business segments include:
• North America Acute Care. Hill-Rom North America Acute Care revenue declined $30.8 million, or 14.0 percent, to $189.1 million. Capital sales decreased 20.1 percent, or $31.8 million, consistent with the outlook we provided in January contemplating a 15-30 percent decline in our hospital capital sales. Rental revenue increased by $1.0 million, or 1.6 percent, driven by mid-single-digit growth of therapy rental products.
• International and Surgical. Hill-Rom International and Surgical capital and rental revenue decreased $1.9 million, or 1.9 percent, to $95.7 million. On a constant currency basis revenue growth was 7.9 percent as sales from the Liko acquisition were partially offset by volume declines in select European and rest of world countries as a result of softening in capital spending. Capital sales were essentially flat while rental revenue declined by $1.6 million.
• North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue was flat at $50.3 million. Capital sales revenue increased slightly offset by a moderate decline in rental revenue. Solid growth in our home care business was offset by continued weakness in extended care.
Other Third Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit declined 6.2 percent versus the prior year to $150.7 million. Capital gross profit declined by 15.0 percent and gross margin was down 120 basis points versus the prior year due primarily to costs related to performance issues associated with a discontinued product. Rental gross profit grew by 8.2 percent and associated gross margin improved 490 basis points, due primarily to the success of our new wound and bariatric products and significant cost improvements within the field service network.
•	Operating expenses declined $10.6 million, or 7.7 percent, despite the addition of Liko ($7.4 million of operating expenses). Operating expenses also declined sequentially. The decline was due to job elimination actions, volume-related compensation savings and other general and administrative cost reduction activities aimed at reducing core operating expenses, along with foreign exchange movements.
•	Adjusted pre-tax income from continuing operations increased 8.6 percent to $23.9 million despite the 8.8 percent revenue decline.

•	Hill-Rom free cash flow increased to $60.7 million, as strong expense controls, reduction in capital expenditures and working capital improvements have resulted in strong conversion to cash despite our capital sales decline. Prior year cash flows were also negatively impacted by the payment of expenses related to the separation of the funeral services business and higher international trade payables associated with high demand, the combination of which approximated $29 million. The company’s cash position improved to $128 million, up $44 million from last quarter despite a scheduled $26 million long-term debt repayment.
•	The income tax rate for the quarter and year-to-date period is unusual in light of the significance of the non-cash intangible charge and the lack of deductibility of this charge for income tax purposes. On an as adjusted basis, the effective tax rate was 34.7 percent for the quarter compared to 2.3 percent in the prior year. The prior year rate was impacted by discrete tax benefits of $7.8 million.
Other:
•	During the quarter, we announced two separate actions taken to rationalize our product portfolio and generate additional shareholder value. The first was the sale of patient flow assets to TeleTracking. The second was the sale of certain intellectual property related to negative pressure wound therapy (NPWT) via an auction process to Kinetic Concepts. The net value after fees associated with these transactions is captured as a gain on sale from non-strategic assets of $10.2 million.
•	During the quarter we rolled out our most advanced med-surg patient support system, VersaCare with the new P-500 wound surface, into our national U.S. rental fleet, and we are seeing gratifying early adoption. We also launched a new value segment bed into the U.S. post-acute market in order to stabilize and expand our business there.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which will be filed later this week.
Financial Guidance Summary For 2009
Management is increasing full year 2009 adjusted earnings guidance. Soderberg stated, “In spite of unprecedented economic turmoil affecting customer demand, we are in a position to update our guidance because of year to date performance and expense management actions that have improved cash flow and profitability versus our earlier outlook.”
Hill-Rom’s consolidated revenue guidance range for fiscal 2009 is expected to be $1.378 to $1.398 billion, which represents a 7.3 to 8.6 percent reduction versus prior year. The prior revenue guidance range was $1.365 to $1.423 billion. Our GAAP loss per fully diluted share from continuing operations is expected to be in the range of $6.53 to $6.64, versus a prior earnings range of $6.61 to $6.91. Adjusted earnings per fully diluted share are now expected to be $1.03 to $1.13. The prior guidance range was $0.85 to $1.15. Financial guidance in tabular format is included in the attached schedule.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, undetermined special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EST, 7 a.m. CST, on Friday, August 7, 2009. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=70942 and will be archived on the company’s website through August 6, 2010 for those who are unable to listen to the live webcast. A replay of the call is also available through August 12, 2009 at 888-203-1112 (719-457-0820 International). Code 7418137 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements or other health care reform actions, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the spin-off of the funeral services business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2008 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

Condensed Statement of Earnings	3Q09	2Q09	1Q09	4Q08	3Q08
Net revenues
Capital sales	$219.1	$219.6	$236.0	$309.3	$249.9
Rental revenues	115.6	117.7	115.6	115.0	116.9

Total revenues	334.7	337.3	351.6	424.3	366.8
Cost of revenues
Cost of goods sold	134.6	133.2	146.5	181.3	150.5
Rental expenses	49.4	50.7	52.6	53.4	55.7

Total cost of revenues	184.0	183.9	199.1	234.7	206.2
Gross profit
Capital sales	84.5	86.4	89.5	128.0	99.4
Rental revenues	66.2	67.0	63.0	61.6	61.2

Total gross profit	150.7	153.4	152.5	189.6	160.6
As a percentage of sales	45.0%	45.5%	43.4%	44.7%	43.8%

Operating expense	126.7	128.1	129.5	133.4	137.3
As a percentage of sales	37.9%	38.0%	36.8%	31.4%	37.4%

Impairment of goodwill and other intangibles	(3.8)	(470.0)	—	—	—
Special charges	(2.6)	(17.8)	—	(20.5)	—

Operating profit (loss)	17.6	(462.5)	23.0	35.7	23.3

Gain on sale of non-strategic assets	10.2	—	—	—	—
Other income/(expense), net	(0.7)	(1.5)	(2.0)	(2.9)	(1.3)

Income tax expense (1)	6.9	1.8	6.8	9.0	0.5

Income (loss) from continuing operations	$20.2	$(465.8)	$14.2	$23.8	$21.5

Diluted earnings (loss) per share:
Earnings (loss) per share from continuing operations	$0.32	$(7.44)	$0.23	$0.38	$0.34

Average common shares outstanding — diluted (thousands)	62,880	62,578	62,808	62,734	62,655

Dividends per common share	$0.1025	$0.1025	$0.1025	$0.1025	$0.1025

Consolidated Cash Flows from Operations
Cash flow from operations	$77.9	$55.1	$34.9	$43.3	$23.0
Less: capital expenditures	(17.2)	(16.0)	(13.6)	(25.3)	(20.6)

Consolidated free cash flow	$60.7	$39.1	$21.3	$18.0	$2.4

Cash and cash equivalents	$128.3	$84.6	$49.5	$221.7	$131.2
Investments and investment securities	$44.3	$44.8	$43.0	$45.6	$47.0

Capital Expenditures	$17.2	$16.0	$13.6	$25.3	$20.6
Depreciation & Amortization	$24.4	$24.8	$26.1	$28.1	$25.5

(1)	We recognized discrete tax benefits of $3.9 million and $5.1 million for the three- and nine-month periods ended June 30, 2009, compared to discrete tax benefits of $7.8 million and $6.7 million in the prior period comparable periods. Discrete benefits for 2009 primarily relate to the release of valuation allowance on capital loss carryforwards and the deferred tax benefit associated with the intangible impairment charge. In fiscal 2008, discretes were principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with completed tax audits.

Consolidated Results — Highlights
Revenues — Constant Currency
($ In Millions)

	Q3 2009	Y/Y Foreign	Q3 2009	Q3 2008	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$189.1	$1.7	$190.8	$219.9	-13.2%
Post Acute Care	50.3	—	50.3	50.6	-0.6%
International and Surgical	95.7	9.6	105.3	97.6	7.9%
Eliminations	(0.4)	—	(0.4)	(1.3)	-69.2%

Total	$334.7	$11.3	$346.0	$366.8	-5.7%

	YTD 2009	Y/Y Foreign	YTD 2009	YTD 2008	Adj/Actual
	Actual	Exchange	Adjusted	Actual	%Change

Acute Care	$581.2	$8.1	$589.3	$662.1	-11.0%
Post Acute Care	149.6	—	149.6	146.7	2.0%
International and Surgical	295.4	29.8	325.2	278.1	16.9%
Eliminations	(2.6)	—	(2.6)	(3.5)	-25.7%

Total	$1,023.6	$37.9	$1,061.5	$1,083.4	-2.0%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations - 2009			Income from Continuing Operations - 2008
		Income	Diluted		Income	Diluted
Third Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$27.1	$6.9	$0.32	$22.0	$0.5	$0.34
Adjustments:
Impairment of goodwill and other intangibles	3.8	2.2	0.03	—	—	—
Acquisition integration charges	0.6	0.2	0.01	—	—	—
Special charges	2.6	1.0	0.03	—	—	—
Gain on sale of non-strategic assets	(10.2)	(2.0)	(0.13)	—	—	—

Income from continuing operations — Adjusted	$23.9	$8.3	$0.25	$22.0	$0.5	$0.34

	Loss from Continuing Operations - 2009			Income from Continuing Operations - 2008
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income (loss) from continuing operations — GAAP	$(415.9)	$15.5	$(6.89)	$59.5	$16.2	$0.69
Adjustments:
Impairment of goodwill and other intangibles	473.8	2.2	7.54	—	—	—
Effect of Liko inventory valuation	2.9	0.8	0.03	—	—	—
Acquisition integration charges	1.7	0.6	0.02	—	—	—
Gain on sale of non-strategic assets	(10.2)	(2.0)	(0.13)	—	—	—
Special charges	20.4	7.6	0.20	2.3	0.9	0.02
Stock modification charge	—	—	—	5.8	2.1	0.06
Loss on extinguishment of debt	—	—	—	3.2	1.2	0.03
Separation costs	—	—	—	1.6	0.4	0.02

Income from continuing operations — Adjusted	$72.7	$24.7	$0.77	$72.4	$20.8	$0.82

Note: Certain per share amounts may not accurately add due to rounding.
Note: Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented except to the extent that they relate specifically to one of the highlighted adjustments. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. We did not recognize any discrete tax benefits during the three-month period ended June 30, 2009 that did not directly result from one of the above adjustments. For the nine-month period ended June 30, 2009, we recognized discrete tax benefits of $0.6 million. For the three- and nine-month periods ended June 30, 2008, we recognized discrete tax benefits of $7.8 million and $6.7 million, respectively.

Selected Summary Balance Sheet Schedule

	6/30/2009	3/31/2009

Assets
Current Assets
Cash and cash equivalents	$128.3	$84.6
Trade accounts receivable, net of allowances	314.5	326.3
Inventories	105.0	120.3
Other current assets	63.0	66.7

Total current assets	610.8	597.9

Equipment leased to others, net	161.8	163.3
Property, net	118.5	119.5
Goodwill	73.1	80.9
Other assets	205.1	210.1

Total Assets	$1,169.3	$1,171.7

Liabilities
Current Liabilities
Trade accounts payable	$65.1	$72.4
Short-term borrowings	98.4	125.9
Other current liabilities	161.8	157.3

Total current liabilities	325.3	355.6

Long-term debt	99.9	99.5
Other long-term liabilities	141.8	136.6

Total Liabilities	567.0	591.7

Shareholders’ Equity	602.3	580.0

Total Liabilities and Shareholders’ Equity	$1,169.3	$1,171.7

Financial Guidance for Fiscal Year 2009

	Actual	2009 Range
($ in millions, except EPS)	2008	Low	High

Net Revenues
Capital sales	$1,044	$916	$930
Rental revenues	464	462	468

Total revenues	1,508	1,378	1,398
YoY % Change	11.1%	-8.6%	-7.3%

Capital sales gross margin %	40.7%	38.8%	39.8%
Rental revenues gross margin %	52.6%	55.9%	56.6%
Total gross margin %	44.4%	44.5%	45.4%

Other operating expenses	544	513	522
Special charges and other items (see below)	23	496	496
Operating Profit (Loss)	103	(396)	(384)
Other income / (expense)	(11)	4	2

Income (Loss) from Continuing Operations before Income Taxes	$92	$(392)	$(382)

Income (Loss) from Continuing Operations — GAAP (1)	$67	$(416)	$(409)
Impairment of goodwill and other intangibles	—	472	472
Liko acquisition inventory step-up	—	2	2
Liko acquisition integration charges	—	2	2
Gain on sale of non-strategic assets (2)	—	(8)	(8)
Special charges (3)	14	13	13
Stock modification charge	4	—	—
Loss on extinguishment of debt	2	—	—
Separation costs	1	—	—

Income from Continuing Operations — Adjusted (4)	$88	$64	$71

Earnings (Loss) per share — GAAP (1)	$1.07	$(6.64)	$(6.53)
Impairment of goodwill and other intangibles	—	7.54	7.54
Liko acquisition inventory step-up	—	0.03	0.03
Liko acquisition integration charges	—	0.03	0.03
Gain on sale of non-strategic assets (2)	—	(0.13)	(0.13)
Special charges (3)	0.22	0.20	0.20
Stock modification charge	0.06	—	—
Loss on extinguishment of debt	0.03	—	—
Separation costs	0.02	—	—

Earnings per share — Adjusted (4)	$1.40	$1.03	$1.13

Note:	Certain per share amounts may not accurately add due to rounding.

(1)	Effective tax rate for last quarter of fiscal 2009 estimated to be in the range of 33% to 34%, excluding any future discrete tax items.

(2)	Reflects gains on sale of patient flow assets to TeleTracking and sale of certain intellectual property related to negative pressure wound therapy (NPWT).

(3)	Special charges in fiscal 2009 includes year-to-date charge of $20.4 million related to the finalization of the actions previously announced in January.

(4)	Adjusted earnings in the above presentation have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented except to the extent they relate to one of the highlighted adjustments. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), while year-to-date tax discrete tax benefits in fiscal 2009 totaled $0.6 million ($0.01 per share).